Exhibit 99.2

CONSENT OF RAYMOND JAMES & ASSOCIATES, INC.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter dated June 9, 2013 to the Board of Directors of StellarOne Corporation included as Appendix C to the Proxy Statement/Prospectus of Union First Market Bankshares Corporation which forms Amendment Number 2 to the Registration Statement on Form S-4 and the references to our firm in such Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

/s/ Raymond James & Associates, Inc.

October 11, 2013